Exhibit 99.2

SOUTHERN UNION GATHERING COMPANY, LLC

Consolidated Financial Statements for the year ended December 31, 2012

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Member
Southern Union Gathering Company, LLC

We have audited the accompanying consolidated financial statements of Southern Union Gathering Company, LLC and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and changes in member’s equity for the period from March 26, 2012 to December 31, 2012 and for the period from January 1, 2012 to March 25, 2012, and the related notes to the financial statements.

Management’s responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Union Gathering Company, LLC and subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the period from March 26, 2012 to December 31, 2012 and for the period from January 1, 2012 to March 25, 2012 in accordance with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Dallas, Texas
March 15, 2013

SOUTHERN UNION GATHERING COMPANY, LLC
CONSOLIDATED BALANCE SHEET
(Dollars in thousands)

Assets	December 31, 2012

Current assets:
Cash and cash equivalents	$2
Receivables:
Trade	75,220
Related party	3,960
Gas imbalance	406
Other	3,064
Total receivables	82,650

Inventories	19,364
Prepaid expenses and other current assets, net	1,511
Total current assets	103,527

Property, plant, and equipment, net
Plant in service	1,344,579
Construction work in progress	223,948
1,568,527
Less accumulated depreciation and amortization	45,389
Net property, plant, and equipment	1,523,138

Goodwill	338,491
Other assets	1,029
Total assets	$1,966,185

Liabilities and Member’s Equity
Current liabilities:
Bank overdraft	$4,290
Payables:
Trade	19,911
Related party	63,566
Natural gas imbalance	3,153
Due to natural gas producers	49,795
Accrued taxes	3,533
Other accrued liabilities	58,137
Total current liabilities	202,385

Deferred tax liabilities, net	338,542
Other long-term liabilities	16,361
Commitments and contingencies
Member's equity:
Member’s capital	1,412,227
Accumulated other comprehensive loss	(3,330)
Total member’s equity	1,408,897
Total liabilities and member’s equity	$1,966,185

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN UNION GATHERING COMPANY, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

	Successor	Predecessor
	Period from Acquisition (March 26, 2012) to December 31, 2012	Period from January 1, 2012 to March 25, 2012

Operating revenues	$662,956	$246,462

Costs and expenses:
Purchases of natural gas and natural gas liquids	497,124	195,840
Purchases of natural gas and natural gas liquids -
affiliates	20,830	-
Operating, maintenance, and general expenses	71,308	20,008
Operating, maintenance, and general expenses -
affiliates	22,367	5,086
Taxes, other than on income	7,382	1,787
Depreciation and amortization	50,757	17,605
Total costs and expenses	669,768	240,326
Operating income (loss)	(6,812)	6,136

Other income (expense):
Losses from unconsolidated investments	(9,023)	(195)
Other, net	32	3
Total other income (expense), net	(8,991)	(192)

Net income (loss) before income taxes	(15,803)	5,944

Income tax expense	501	2,842
Net income (loss)	$(16,304)	$3,102

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN UNION GATHERING COMPANY, LLC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Dollars in thousands)

	Successor	Predecessor
	Period from Acquisition (March 26, 2012) to December 31, 2012	Period from January 1, 2012 to March 25, 2012

Net income (loss)	$(16,304)	$3,102
Other Comprehensive Income, net of tax:
Change in fair value of commodity hedges	(4,151)	5,744
Reclassification of unrealized (gain) loss on commodity hedges into earnings	821	(1,688)
Total other comprehensive income (loss)	(3,330)	4,056
Total comprehensive income (loss)	$(19,634)	7,158

The accompanying notes are an integral part of these consolidated financial statements

SOUTHERN UNION GATHERING COMPANY, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Successor	Predecessor
	Period from March 26, 2012 to December 31, 2012	Period from January 1, 2012 to March 25, 2012

Cash flows from operating activities:
Net income (loss)	$(16,304)	$3,102
Adjustments to reconcile net income (loss) to net
cash provided by operating activities:
Depreciation and amortization	50,757	17,605
Deferred tax expense	25,278	2,769
Other	(44)	805
Losses from unconsolidated investments	9,023	195
Changes in operating assets and liabilities, net of merger impact:
Receivables	(6,019)	4,562
Derivative financial instruments	5,847	(5,913)
Inventory	(1,075)	(392)
Other assets	183	(3,036)
Accounts payable	43,549	1,014
Due to natural gas producers	(889)	(4,779)
Accrued and other current liabilities	(38,242)	(5,160)
Noncurrent liabilities	1,141	24
Net cash provided by operating activities	73,205	10,796
Cash flows from investing activities, net of merger impact:
Purchases of property, plant, and equipment	(123,649)	(23,750)
Other	(1,453)	-
Net cash used in investing activities	(125,102)	(23,750)
Cash flows from financing activities:
Contributions from affiliates	51,372	14,024
Change in bank overdraft	507	(1,070)
Net cash provided by financing activities	51,879	12,954
Decrease in cash and cash equivalents	(18)	-
Cash and cash equivalents, beginning of period	20	20
Cash and cash equivalents, end of period	$2	$20

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN UNION GATHERING COMPANY, LLC
CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY
(Dollars in thousands)

		Accumulated
		Other
	Member’s	Comprehensive	Member’s
	Capital	Income (Loss)	Equity

Predecessor
Balance, December 31, 2011	$1,218,591	$(11)	$1,218,580
Net income	3,102	-	3,102
Other comprehensive income	-	4,056	4,056
Contributions	14,024	-	14,024
Balance, March 25, 2012	$1,235,717	$4,045	$1,239,762

Successor
Balance, March 26, 2012	$1,377,159	$-	$1,377,159
Net loss	(16,304)	-	(16,304)
Other comprehensive loss	-	(3,330)	(3,330)
Contributions	51,372	-	51,372
Balance, December 31, 2012	$1,412,227	$(3,330)	$1,408,897

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN UNION GATHERING COMPANY, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollar amounts are in thousands)

1.  Description of Business and Basis of Presentation:

The accompanying financial statements and related notes of Southern Union Gathering Company, LLC, (the Company), present the consolidated financial position, results of operations, comprehensive income (loss), cash flows and changes in member’s equity of the Company and its wholly-owned subsidiaries: (1) Southern Union Gas Services, Ltd. and its subsidiaries (collectively, SUGS) and (2) SUG Energy, LLC (SUGE).  The Company is a wholly-owned subsidiary of Southern Union Company (Southern Union).  Southern Union is a subsidiary of ETP Holdco Corporation (Holdco), which is owned 60% by Energy Transfer Equity, L.P. (ETE) and 40% by Energy Transfer Partners, L.P. (ETP).  Pursuant to a stockholders agreement between ETE and ETP, ETP controls Holdco.

SUGS is primarily engaged in connecting producing wells of exploration and production companies to its gathering system, providing compression and gathering services, treating natural gas to remove impurities to meet pipeline quality specifications, processing natural gas for the removal of natural gas liquids (NGL), and redelivering natural gas and NGL to a variety of markets.  The operations are located in the Permian Basin of Texas and New Mexico.

SUGS’ operations consist of a network of approximately 5,700 miles of natural gas and NGL gathering pipelines, 6 processing plants with a combined capacity of approximately 510 million cubic feet per day (MMcf/d) and 7 natural gas treating plants with a combined capacity of approximately 630 MMcf/d.

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).  All significant intercompany balances and transactions within the Company have been eliminated. In the opinion of management, all adjustments have been reflected that are necessary for a fair presentation of the consolidated financial statements.  The Company evaluated subsequent events through March 15, 2013, the date on which these financial statements were available to be issued.

Southern Union has provided cash management services to subsidiaries of the Company through a centralized treasury system.  Advances, charges and cost allocations covered by the centralized treasury system were deemed to have been paid to the Company’s affiliates in cash.

2.  Summary of Significant Accounting Policies and Other Matters:

Basis of Consolidation.  The consolidated financial statements of the Company include the accounts of SUGS, including its approximate 93% undivided joint interest in the Keystone natural gas processing plant which is proportionately consolidated, and SUGE.  See Note 1 for additional information related to the accompanying consolidated financial statements.

Use of Estimates.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Business Combination Accounting.  Southern Union’s March 26, 2012 merger transaction with ETE was accounted for by ETE using business combination accounting.  Under this method, the purchase price paid by the acquirer is allocated to the assets acquired and liabilities assumed as of the acquisition date based on their fair value.  By the application of “push-down” accounting, Southern Union’s assets, liabilities and equity were accordingly adjusted to fair value on March 26, 2012.  Determining the fair value of certain assets and liabilities assumed is judgmental in nature and often involves the use of significant estimates and assumptions.  See Note 3 for a discussion of the estimated fair values of assets and liabilities recorded in connection with the ETE Merger.

Due to the application of “push-down” accounting, the Company’s financial statements and certain footnote disclosures are presented in two distinct periods to indicate the application of two different bases of accounting.  Periods prior to March 26, 2012 are identified herein as “Predecessor,” while periods subsequent to the ETE Merger are identified as “Successor.”

Cash and Cash Equivalents. Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have original maturities of three months or less.

The Company had accrued capital expenditures of $76.3 million as of December 31, 2012.  Other non-cash investing and financing activities were immaterial for the year ended 2012.

Property, Plant and Equipment.  Property, plant and equipment are initially recorded at cost. The Company charges repairs and maintenance against earnings when incurred and capitalizes replacements and betterments, which extend the useful life or expand the capacity of the assets.  Depreciation is computed using the straight line method over the estimated useful lives of the assets.  When property, plant and equipment is retired, the original cost less salvage value and accumulated depreciation and amortization balances are removed, with the resulting gain or loss recorded in earnings.  See Note 6 for additional related information.

Asset Impairment.  An impairment loss is recognized when the carrying amount of a long-lived asset used in operations is not recoverable and exceeds its fair value.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.

Goodwill.  Goodwill resulting from a business combination is not amortized, but instead is tested for impairment at the reporting unit level at least annually as of November 30 by applying a fair-value based test. The annual impairment test is updated if events or circumstances occur that would more likely than not reduce the fair value of the reporting unit below its book carrying value. No goodwill impairments were recorded for the periods presented in these consolidated financial statements.

Asset Retirement Obligations.  Legal obligations associated with the retirement of long-lived assets are recorded at fair value at the time the obligations are incurred, if a reasonable estimate of fair value can be made.  Present value techniques are used which reflect assumptions such as removal and remediation costs, inflation,  and profit margins that third parties would demand to settle the amount of the future obligation. The Company did not include a market risk premium for unforeseeable circumstances in its fair value estimates because such a premium could not be reliably estimated.   Upon initial recognition of the liability, costs are capitalized as a part of the long-lived asset and allocated to expense over the useful life of the related asset.   The liability is accreted to its present value each period with accretion being recorded to operating expense with a corresponding increase in the carrying amount of the liability.

For additional related information, see Note 10.

Revenue and Cost of Sales Recognition.  The business operations of SUGS consist of connecting wells of natural gas producers to SUGS’ gathering system, treating natural gas to remove impurities, processing natural gas for the removal of NGL and then redelivering or marketing the treated natural gas and/or processed NGL to third parties.  The terms and conditions of purchase arrangements with producers including those limited arrangements with the same counterparty, offer various alternatives with respect to taking title to the purchased natural gas and/or NGL.  These arrangements include (i) purchasing all or a specified percentage of natural gas and/or NGL delivered from producers and treating or processing it in the Company’s plant facilities and (ii) making other direct purchases of natural gas and/or NGL at specified delivery points to meet operational or marketing obligations.  Cost of sales primarily includes the cost of purchased natural gas and/or NGLs to which SUGS has taken title.  Operating revenues derived from the sale of natural gas and/or NGL are recognized in the period in which the physical product is delivered to the customer and title is transferred.  Operating revenues derived from fees charged to producers are recognized in the period in which the service is provided.  Operating revenues and cost of sales are reported on a gross basis.

Significant Customers and Concentrations of Credit Risk.  The following table provides summary information of the Company’s significant customers for the periods presented as a percentage of total revenues:

	Successor	Predecessor
	Period from Acquisition (March 26, 2012) to December 31, 2012	Period from January 1, 2012 to March 25, 2012
Customer
Phillips 66 Company (1)	68%	73%
Andrews Oil Buyers Inc.	6	6
Other top 10 customers	16	15
Remaining customers	10	6
Total percentage	100%	100%
________________
(1)
For the five-year period ending December 31, 2014, SUGS has contracted to sell its entire owned or controlled output of NGL equity volumes to Phillips 66 Company (Conoco).  Pricing for the NGL equity volumes sold to Conoco throughout the contract period will be based on OPIS pricing at Mont Belvieu, Texas delivery points.  SUGS has an option to extend the sales agreement for an additional five-year period.

The Company’s concentrations of credit risk consist primarily of derivative financial instruments and trade accounts receivable. The Company screens the list of derivative financial instrument counterparties by evaluating the ability of each counterparty to perform under the terms of the derivatives agreement. The Company maintains trading relationships with counterparties that include U.S. broker-dealers and other financial institutions. The Company derives its revenues and accounts receivables from customers primarily in the natural gas and utilities industries. Since these customers could be similarly affected by changes in the economy, industries and other conditions, the industry concentrations could potentially affect the Company’s overall exposure to credit risk – either positively or negatively. However, the exposure to credit risk is mitigated by the creditworthiness of the Company’s customer base. The Company’s accounts receivable primarily consist of mid to large domestic customers with investment grade credit ratings. The Company also requires prepayments and/or guarantees with certain customers when deemed appropriate to mitigate credit risk. The Company records an allowance for uncollectible receivables based on several factors that include, but are not limited to, historical experience and current and projected financial conditions of specific customers, current economic circumstances and other information. As the financial condition of any party changes, circumstances develop or additional information becomes available, adjustments to the allowance for uncollectible receivables may be required.  Past due receivables are written-off when the Company’s efforts have been unsuccessful in collecting the amount due.

Derivative Financial Instruments.  All derivatives are recognized in the accompanying consolidated balance sheet at their fair value.  On the date the derivative contract is entered into, the Company designates the derivative as (i) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (a fair value hedge);  (ii) a hedge of a forecasted transaction or the variability of cash flows to be received or paid in conjunction with a recognized asset or liability (a cash flow hedge); or (iii) an instrument that is held for trading or non-hedging purposes (a trading or economic hedging instrument).  For derivatives treated as a fair value hedge, the effective portion of changes in fair value is recorded as an adjustment to the hedged item.  For derivatives treated as a cash flow hedge, the effective portion of changes in fair value is recorded in accumulated other comprehensive income (loss) in the consolidated balance sheet until the related hedged items impact earnings.  Any ineffective portion of a cash flow hedge is reported in current-period earnings.  For derivatives treated as trading or economic hedging instruments, changes in fair value are reported in current-period earnings.  Fair value is determined based upon quoted market prices and pricing models using assumptions that market participants would use.  See Note 4.

Fair Value Measurement.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about non-performance risk, which is primarily comprised of credit risk (both the Company’s own credit risk and counterparty credit risk) and the risks inherent in the inputs to any applicable valuation techniques.  The Company places more weight on current market information concerning credit risk (e.g. current credit default swap rates) as opposed to historical information (e.g. historical default probabilities and credit ratings).  These inputs can be readily observable, market corroborated, or generally unobservable.  The Company endeavors to utilize the best available information, including valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.  A three-tier fair value hierarchy prioritizes the inputs used to measure fair value as follows:

•	Level 1 – Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•
Level 2 – Observable inputs such as: (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in markets that are not active and do not require significant adjustment based on unobservable inputs; or (iii) valuations based on pricing models, discounted cash flow methodologies or similar techniques where significant inputs (e.g., interest rates, yield curves, etc.) are derived principally from observable market data, or can be corroborated by observable market data, for substantially the full term of the assets or liabilities; and

•
Level 3 – Unobservable inputs, including valuations based on pricing models, discounted cash flow methodologies or similar techniques where at least one significant model assumption or input is unobservable.  Unobservable inputs are used to the extent that observable inputs are not available and reflect the Company’s own assumptions about the assumptions market participants would use in pricing the assets or liabilities.  Unobservable inputs are based on the best information available in the circumstances, which might include the Company’s own data.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of these assets and liabilities and their placement within the fair value hierarchy. The Company’s Level 2 instruments include commodity derivative instruments, such as natural gas and NGL processing spread swap derivatives, and certain natural gas basis swaps that are valued based on pricing models where significant inputs are observable.  The Company did not have any Level 3 instruments at December 31, 2012.

See Note 7 for additional related information.

Inventories.  Inventories consist of non-fractionated Y-grade NGL and materials and supplies, both of which are stated at the lower of weighted average cost or market. Materials and supplies are primarily comprised of compressor components and parts.  Y-grade NGL inventory at December 31, 2012 was $10 million.  Materials and supplies at December 31, 2012 were $9 million.

Natural Gas and Natural Gas Liquids Imbalances.  The Company records natural gas and NGL imbalances as receivables and payables in which imbalances due from a pipeline are recorded at the lower of cost or market and imbalances due to a pipeline are recorded at market.  Market prices are based upon Gas Daily indexes.

Contingencies and Environmental Costs.  The Company records a liability for loss contingencies arising from claims, assessments, litigation, fines, and penalties when a loss is known or considered probable and the amount can be reasonably estimated.  The Company reviews these estimates each accounting period as additional information is known and adjusts the loss accrual when appropriate.  If the loss is not probable or cannot be reasonably estimated, a liability is not recorded.  Environmental expenditures are expensed or capitalized as appropriate, depending on the nature of the expenditures and their future economic benefit.  Expenditures that relate to an existing condition caused by past operations that do not contribute to current or future revenue generation are expensed.  Liabilities for these expenditures are recorded on an undiscounted basis (or discounted when the obligation can be settled at fixed and determinable amounts) when environmental assessments or clean-ups are probable and the costs can be reasonably estimated.  See Note 12.

Income Taxes.   Income taxes are accounted for under the asset and liability method.  Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.

The determination of the Company’s provision for income taxes requires significant judgment, use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items. Reserves are established when, despite management’s belief that the Company’s tax return positions are fully supportable, management believes that certain positions may be successfully challenged. When facts and circumstances change, these reserves are adjusted through the provision for income taxes.

As a limited liability company, the Company is treated as a disregarded entity for federal income tax purposes.  Accordingly, the Company and its subsidiaries are not treated as separate taxpayers; instead, their income is directly taxable to Southern Union.  Upon completion of the Holdco Transaction on October 5, 2012 (see Note 3), Southern Union and its subsidiaries became members of a new federal consolidated tax return filing group of which Holdco is the parent company.  As a result of the Holdco transaction, Southern Union will enter into a tax sharing agreement with Holdco.  The Company will continue to pay its share of taxes to Southern Union based on its taxable income, which will generally equal the liability that the Company would have incurred as a separate taxable entity.  However, in accordance with Southern Union policy, the tax benefit of the net operating loss is recognized currently by the Company, irrespective of Southern Union’s ability to benefit from the operating loss in the current year or carried back to a prior year.  See Note 9 for additional related information.

Comprehensive Income.  The main components of comprehensive income (loss) that relate to the Company are net income (loss) and unrealized gain (loss) on hedging activities, all of which are presented in the consolidated statement of comprehensive income (loss).

Unconsolidated Investments.  Investments in affiliates over which the Company exercises significant influence, generally occurring in ownership interests of 20% to 50%, and also occurring in lesser ownership percentages due to voting rights or other factors, are accounted for using the equity method.  The Company’s share of net income or losses from these affiliates is reflected in net income (loss). Other investments over which the Company may not exercise significant influence are accounted for under the cost method.  All investments in unconsolidated affiliates are periodically assessed for other-than-temporary declines in value, with any necessary write-downs recognized in net income (loss).

Unconsolidated investments at December 31, 2012 were comprised of the Company’s 50% investment in Grey Ranch, which owns a 200 MMcf/d high carbon dioxide content natural gas treatment facility.  The Company accounts for this investment using the equity method.  The Company’s share of net losses from this equity investment was recorded in losses from unconsolidated investments in the consolidated statements of operations.  During the period from March 26 to December 31, 2012, we recorded an impairment of $8 million related to our investment in Grey Ranch.  During the year ended December 31, 2012, Grey Ranch paid no dividends to the Company.  The balance of this investment was $1 million at December 31, 2012.

3.  ETE Merger and Holdco Transaction:

Description of Merger

On March 26, 2012, Southern Union, ETE, and Sigma Acquisition Corporation, a wholly-owned subsidiary of ETE (Merger Sub), completed their previously announced merger transaction.  Pursuant to the Second Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011, as amended by Amendment No. 1 thereto dated as of September 14, 2011 (as amended, the Merger Agreement), among Southern Union, ETE and Merger Sub, Merger Sub was merged with and into Southern Union, with Southern Union continuing as the surviving corporation as an indirect, wholly-owned subsidiary of ETE (the Merger).  The Merger became effective on March 26, 2012 at 12:59 p.m., Eastern Time.

Allocation of Consideration Transferred

The Merger was accounted for using business combination accounting under applicable accounting principles.  Business combination accounting requires, among other things, that assets acquired and liabilities assumed be recognized on the balance sheet at their fair values as of the acquisition date.  The table below represents the allocation of the total consideration to Southern Union’s tangible and intangible assets and liabilities as of March 26, 2012 based upon management’s estimate of their respective fair values.

Cash and cash equivalents	$20
Other current assets	103,152
Property and equipment	1,372,479
Goodwill	338,491
Other noncurrent assets	10,102
Deferred income taxes	(314,892)
Other liabilities	(132,193)
Total purchase price	$1,377,159

Holdco Transaction

On October 5, 2012, ETE and ETP completed the Holdco Transaction, immediately following the closing of ETP's acquisition of Sunoco, Inc. (Sunoco) whereby, (i) ETE contributed its interest in Southern Union into an ETP-controlled entity, in exchange for a 60% equity interest in the new entity, Holdco, and (ii) ETP contributed its interest in Sunoco to Holdco and retained a 40% equity interest in Holdco. Pursuant to a stockholders agreement between ETE and ETP, ETP controls Holdco. This transaction did not result in a new basis of accounting for Southern Union or its subsidiaries, including the Company.

Contribution to Regency

On February 27, 2013, Southern Union entered into a definitive contribution agreement to contribute to Regency Energy Partners LP (Regency) all of the issued and outstanding membership interest in the Company. The consideration to be paid by Regency in connection with this transaction will consist of (i) the issuance of 31,372,419 Regency common units to Southern Union, (ii) the issuance of 6,274,483 Regency Class F units to Southern Union, (iii) the distribution of $570 million in cash to Southern Union, and (iv) the payment of $30 million in cash to a subsidiary of ETP.  The transaction constitutes a combination between entities under common control and therefore is not expected to result in a new basis of accounting for the Company.  The transaction is expected to close in the second quarter of 2013.

4.  Derivative Instruments and Hedging Activities:

The Company is exposed to certain risks in its ongoing business operations.  The primary risk is commodity price risk, which is managed by using derivative instruments.  Natural gas and NGL price swaps and NGL processing spread swaps are the principal derivative instruments used by the Company to manage commodity price risk associated with purchases and/or sales of natural gas and/or NGL, although other commodity derivative contracts may also be used from time to time.  The Company recognizes all derivative instruments as assets or liabilities at fair value in the consolidated balance sheet.

Natural Gas Price Swaps.  As of December 31, 2012, the Company had outstanding receive-fixed natural gas price swaps with a total notional amount of 4,562,500 MMBtu for 2013.   These natural gas price swaps are accounted for as cash flow hedges, with the effective portion of changes in their fair value recorded in accumulated other comprehensive loss and reclassified into operating revenues in the same periods during which the forecasted natural gas sales impact net income (loss).  As of December 31, 2012, approximately $3 million of net after-tax losses in accumulated other comprehensive income (loss) related to these natural gas price swaps were expected to be amortized into operating revenues during the next twelve months.  Any ineffective portion of the cash flow hedge is reported in current-period net income (loss).

Summary Financial Statement Information

The Company has master netting arrangements with certain of its counterparties, which permit applicable obligations of the parties to be settled on a net versus gross basis.  If a right of offset exists, the fair value amounts for the derivative instruments are reported in the consolidated balance sheet on a net basis.

At December 31, 2012, the Company had $5.2 million of cash flow hedges related to natural gas price swaps recorded in accounts payable – related parties.

The following table summarizes the location and amount (excluding tax effects) of derivative instrument gains and losses reported in the Company’s consolidated financial statements for the periods presented:

	Successor	Predecessor
	Period from Acquisition (March 26, 2012) to December 31, 2012	Period from January 1, 2012 to March 25, 2012

Cash Flow Hedges:
Change in fair value of commodity hedges - Increase (decrease) in accumulated other comprehensive income (loss)	$(6,489)	$4,619
Reclassification of unrealized gain on commodity hedges - Increase in operating revenues	1,283	2,043

Economic Hedges:
Change in fair value - decrease in operating revenues	-	50

5.  Related Party Transactions:

Southern Union has provided certain administrative services on behalf of the Company.  Southern Union allocated approximately $19.7 million during the period from March 26 to December 31, 2012 and $3.1 million during the period from January 1 to March 25, 2012 to the Company for its portion of these expenses.  These allocations, which were primarily based upon Southern Union’s pro-rata share of combined net investment, margin and certain expenses, were reflected as an increase in operating, maintenance, and general expenses – affiliates.  Management believes that the allocation method and underlying assumptions utilized by Southern Union were reasonable.  Additionally, a Southern Union affiliate provided various other administrative support services for the Company and charged the Company for their direct costs incurred of approximately $1.4 million during the period from March 26 to December 31, 2012 and $0.6 million during the period from January 1 to March 25, 2012.  These costs were reflected in operating, maintenance and general expenses – affiliates.

Southern Union charges management and royalty fees to the Company for certain management support services provided by Southern Union on behalf of the Company and for the use of certain Southern Union trademarks, trade names and service marks by the Company.  A related annual charge of $1.2 million during the period from March 26 to December 31, 2012 and $1.3 million during the period from January 1 to March 25, 2012 was included in operating, maintenance, and general expenses – affiliates.  These fees are determined by applying contractually-based percentages to the Company’s gross margin.  Management believes that the method and underlying assumptions to determine the fee amounts is reasonable.

The Company includes certain related party activity in our consolidated statement of operations.  During the period from March 26 to December 31, 2012, the company recorded operating revenues from ETE of $22.6 million, cost of natural gas and other energy purchased from affiliates of $20.8 million, and losses from unconsolidated investments of $8.0 million.  Other related party activity during the period from January 1 to March 25, 2012 was immaterial.

6.   Property, Plant and Equipment:

The following table provides a summary of property, plant and equipment, net at the date indicated:

	Useful Lives in Years	December 31, 2012

Land and rights-of-way (1)	10-35	$168,053
Pipeline equipment	3-50	1,141,180
Office equipment	3-10	1,170
Buildings	5-50	10,370
Transportation equipment	3-10	7,824
Other	5-30	15,982
Plant in service (2)		1,344,579
Construction work in progress		223,948
		1,568,527
Less accumulated depreciation and amortization		(45,389)
Net property, plant and equipment		$1,523,138

_________________
(1)	Depreciable lives relates to capitalized rights-of-way costs.
(2)	The composite weighted-average depreciation rate for the year ended December 31, 2012 was 4.3%.

7.  Fair Value Measurement:

The following tables set forth the Company’s assets and liabilities that are measured at fair value on a recurring basis at the dates indicated.

	Fair Value	Fair Value Measurements at December 31, 2012
	as of	Using Fair Value Hierarchy
	December 31, 2012	Level 1	Level 2	Level 3

Commodity derivative liabilities	$5,206	$-	$5,206	$-

The Company did not have any Level 3 instruments measured at fair value at December 31, 2012.

The approximate fair value of the Company’s cash and cash equivalents, accounts receivable and accounts payable is equal to book value, due to their short-term nature.

8.  Retirement Plans for Employees:

Defined Contribution Plan.  The Company has a 401(k) defined contribution plan to permit participant contributions on a pre-tax basis. This plan is subject to the provisions of ERISA. The plan allows eligible employees to contribute up to the maximum IRS limits of $17,000.  The Company matches 50% of the first 4% of the employee’s contributed annual compensation. Company contributions are 100% vested after five years of continuous service. Contributions made to this plan by the Company were approximately $0.7 million during the period from March 26 to December 31, 2012 and $0.1 million during the period from January 1 to March 25, 2012 and are included in operating, maintenance, and general expenses.

In addition, the Company makes employer contributions to separate accounts, referred to as Retirement Power Accounts, within the defined contribution plan. The contribution amounts are determined as a percentage of compensation and range from 3.5% to 12%. Company contributions are generally 100% vested after five years of continuous service. Company contributions to Retirement Power Accounts during the period from March 26 to December 31, 2012 and the period from January 1 to March 25, 2012, were $0.2 million and $0.4 million, respectively.

9.  Income Taxes:

The following table provides a summary of the current and deferred components of income tax expense (benefit) for the periods presented:

	Successor	Predecessor
	Period from Acquisition (March 26, 2012) to December 31,	Period from January 1, 2012 to March 25,
	2012	2012

Current expense (benefit)
Federal	$(26,040)	$67
State	1,263	6
Total	(24,777)	73

Deferred expense
Federal	23,627	1,597
State	1,651	1,172
Total	25,278	2,769

Total income tax expense	$501	$2,842

The differences between the Company’s effective income tax rate and the U.S. federal income tax statutory rate are as follows:

	Successor	Predecessor
	Period from Acquisition (March 26, 2012) to December 31, 2012	Period from January 1, 2012 to March 25, 2012

Expected Federal taxes at statutory rate (35%)
Nondeductible executive compensation	$(5,531)	$2,080
State income taxes, net	4,124	-
Other, net	1,894	766
Income tax expense	14	(4)
	$501	$2,842

Deferred income taxes result from temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.  The principal components of the Company’s net deferred tax assets (liabilities) are as follows:

December 31, 2012

Deferred income tax assets:
Alternative minimum tax credits	$9,048
Other	12,563
Total deferred income tax assets	21,611

Deferred income tax liabilities:
Property, plant and equipment	(347,672)
Other	(12,481)
Total deferred income tax liabilities	(360,153)
Deferred tax liabilities, net	$(338,542)

The Company has $9 million of alternative minimum tax credits as of December 31, 2012, which may be used to offset future tax liabilities and are not subject to expiration.

A reconciliation of the changes in unrecognized tax benefits for the periods presented is as follows:

December 31, 2012

Beginning of the year	$777

Additions:
Tax positions of prior years	-
Tax positions of current years	-

Reductions:
Lapse of statute of limitations	-
End of year	$777

As of December 31, 2012, the Company had unrecognized tax benefits of $0.8 million related to capitalization policies (including state taxes), none of which would impact the Company’s effective income tax rate if recognized.  The Company does not expect that its unrecognized tax benefits will be reduced within the next twelve months.

The Company’s policy is to classify and accrue interest expense and penalties on income tax underpayments (overpayments) as a component of income tax expense, which is consistent with the recognition of these items in prior reporting periods.

The Company has been included in the consolidated federal income tax return of Southern Union since 2006 and remains subject to U.S. federal, state or local examinations for all such periods.  Southern Union is under examination for the tax years 2004 through 2009. As of December 31, 2012, the IRS has proposed only one adjustment for the years under examination. For the 2006 tax year, the IRS is challenging $545 million of the $690 million of deferred gain associated with a like-kind exchange involving certain assets of its Distribution segment and the Company (Southern Union’s Gathering and Processing segment). We will vigorously defend and believe Southern Union’s tax position will prevail against this challenge by the IRS. Accordingly, no unrecognized tax benefit has been recorded with respect to this tax position.

10.  Asset Retirement Obligations:

The Company’s recorded asset retirement obligations primarily relate to gathering plants.  At the end of the useful life of these underlying assets, the Company is legally or contractually required to abandon in place or remove the asset.  An ARO is required to be recorded when a legal obligation to retire an asset exists and such obligation can be reasonably estimated.  Although a number of other assets in the Company’s system are subject to agreements or regulations that give rise to an ARO upon the Company’s discontinued use of these assets, AROs were not recorded because these assets have an indeterminate removal or abandonment date given the expected continued use of the assets with proper maintenance or replacement.

Individual component assets have been and will continue to be replaced, but the natural gas gathering and processing system will continue in operation as long as supply and demand for natural gas exists.  Based on the widespread use of natural gas in industrial and power generation activities, management expects supply and demand to exist for the foreseeable future.  The Company has in place a rigorous repair and maintenance program that keeps the natural gas gathering and processing systems in working order.  Therefore, although some of the individual assets may be replaced, the natural gas gathering and processing system itself will remain intact indefinitely.

As of December 31, 2012, assets of $4.1 million related to AROs were included in gathering plants.

The following table is a reconciliation of the carrying amount of the ARO liability for the periods presented:

	Successor	Predecessor
	Period from Acquisition (March 26, 2012) to December 31,	Period from January 1, 2012 to March 25,
	2012	2012

Beginning balance	$4,569	$4,521
Incurred	-	-
Settled	-	-
Accretion expense	159	48
Ending balance	$4,728	$4,569

As of December 31, 2012, no assets are legally restricted for the purpose of settling AROs.

11.  Leases:

The Company has operating leases primarily for pipeline capacity, compressors, land, office space and transportation equipment.  The pipeline capacity and compressor leases contain renewal options.  The Company is generally required to pay all costs such as maintenance, insurance and operating expenses associated with such leases.  Rental expense for operating leases was approximately $8 million during the period from March 26 to December 31, 2012 and $1 million during the period from January 1 to March 25, 2012 and is included in operating, maintenance, and general expenses.

Future minimum lease payments due for years 2013 through 2017 and thereafter under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) are approximately:

Year Ended December 31:
2013	$4,277
2014	1,404
2015	1,582
2016	1,475
2017	993
Thereafter	32,168

12.  Commitments and Contingencies:

Legal Proceedings.  The Company, in the ordinary course of business, is subject to certain claims and litigation.  The Company believes the outcome of such matters will not have a material effect on its financial position or results of operations.

Environmental Matters.  The Company’s operations are subject to federal, state and local laws and rules and regulations regarding water quality, hazardous and solid waste management, air quality control and other environmental matters. These laws, rules and regulations require the Company to conduct its operations in a specified manner and to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals.  Failure to comply with applicable environmental laws, rules and regulations may expose the Company to significant fines, penalties and/or interruptions in operations. The Company’s environmental policies and procedures are designed to achieve compliance with such applicable laws and regulations. These evolving laws and regulations and claims for damages to property, employees, other persons and the environment resulting from current or past operations may result in significant expenditures and liabilities in the future. The Company engages in a process of updating and revising its procedures for the ongoing evaluation of its operations to identify potential environmental exposures and enhance compliance with regulatory requirements.

The Company is responsible for environmental remediation at certain sites on its gathering and processing systems, resulting primarily from releases of hydrocarbons.  The Company has a program to remediate such contamination.  The remediation typically involves the management of contaminated soils and may involve remediation of groundwater. Activities vary with site conditions and locations, the extent and nature of the contamination, remedial requirements and complexity.  The ultimate liability and total costs associated with these sites will depend upon many factors. These sites are generally managed in the normal course of business or operations.

Environmental Remediation Liabilities

The table below reflects the amount of accrued liabilities recorded in the consolidated balance sheet at December 31, 2012 to cover environmental remediation actions where management believes a loss is probable and reasonably estimable.  The Company does not have any material environmental remediation matters assessed as reasonably possible that would require disclosure in the financial statements.

December 31, 2012

Current	$4,462
Noncurrent	7,343
Total environmental liabilities	$11,805

The Company recorded expenditures related to environmental cleanup programs of $1.2 million during the period from March 26 to December 31, 2012 and $30,000 during the period from January 1 to March 25, 2012.

Air Quality Control. The Company is currently negotiating settlements to certain enforcement actions by the New Mexico Environment Department (NMED) and the Texas Commission on Environmental Quality (TCEQ).

Compliance Orders from the New Mexico Environment Department

SUGS has been in discussions with the NMED concerning allegations of violations of New Mexico air regulations related to the Jal #3 and Jal #4 facilities.  The NMED has issued amended compliance orders (COs) and proposed penalties for alleged violations at Jal #4 in the amount of $0.5 million and at Jal #3 in the amount of $6.7 million.  Hearings on the COs were delayed until May 2013 to allow the parties to pursue substantive settlement discussions.  SUGS has meritorious defenses to the NMED claims and can offer significant mitigating factors to the claimed violations.  The Company has recorded a liability related to the claims and will continue to assess its potential exposure to the allegations as the matter progresses.

Liabilities for Litigation and Other Claims

In addition to the matters discussed above, the Company is involved in legal, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business.

The Company records accrued liabilities for litigation and other claim costs when management believes a loss is probable and reasonably estimable.  When management believes there is at least a reasonable possibility that a material loss may have been incurred, the Company discloses (i) an estimate of the possible loss or range of loss in excess of the amount accrued; or (ii) a statement that such an estimate cannot be made.  As of December 31, 2012, the Company recorded litigation and other claim-related accrued liabilities of $2.6 million.  Except for the matters discussed above, the Company does not have any material litigation or other claim contingency matters assessed as probably or reasonably possible that would require disclosure in the financial statements.

Future Regulatory Compliance Commitments

Air Quality Control.  The TCEQ recently initiated a state-wide emissions inventory for the sulfur dioxide emissions from sites with reported emissions of 10 tons per year or more.  If this data demonstrates that any source or group of sources may cause or contribute to a violation of the National Ambient Air Quality Standards, they must be sufficiently controlled to ensure timely attainment of the standard.  This may potentially affect three SUGS recovery units in Texas.  It is unclear at this time how the NMED will address the sulfur dioxide standard.